Exhibit (11) under N-1A
                                   Exhibit 23 under Item 601/Reg SK


            Consent of Ernst & Young LLP, Independent Auditors



We consent to the reference to our firm under the caption `Financial Highlights''in Post-Effective Amendment Number 12 to the Registration Statement (Form N-1A No. 33-48847) and the related Prospectuses of the Federated Bond Fund (a portfolio of Investment Series Funds, Inc.) dated February 28, 1997 and to the incorporation by reference therein of our report dated December 16, 1996, with respect to the financial statements of Federated Bond Fund ( a portfolio of Investment Series Funds, Inc.) included in its Annual Report for the year ended October 31, 1996.



By:/s/ERNST & YOUNG LLP
   Ernst & Young LLP
Pittsburgh, Pennsylvania
February 25, 1997